Exhibit 10.2
VOTING AGREEMENT
     THIS VOTING AGREEMENT (this “Agreement”), dated as of November 10, 2008, by and among Endocare, Inc., a Delaware corporation (“Parent”), Orange Acquisitions Ltd., an Israeli corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the undersigned shareholder (the “Shareholder”) of Galil Medical Ltd., an Israeli company (the “Company”). Except as otherwise provided herein, capitalized terms that are used but not otherwise defined herein shall have the meaning assigned to such terms in the Merger Agreement (as defined below).
RECITALS
     A. Contemporaneously with the execution of this Agreement, the Company, Parent and Merger Sub have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for, among other things the merger of Merger Sub with and into the Company, pursuant to which Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of Parent (the “Merger”).
     B. The Shareholder is the holder and beneficial owner of [•]% of the issued and outstanding Company Shares.
     C. In order to induce Parent and Merger Sub to enter into the Merger Agreement, the Shareholder wishes to enter into this Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
1. Representations of Shareholder. The Shareholder represents and warrants to Parent that:
     1.1 The Shareholder is the holder and beneficial owner of the Company Ordinary Shares and/or the Series A-1 Preferred Shares and/or the Series A-2 Preferred Shares set forth opposite the Shareholder’s name on Exhibit A hereto (such shares collectively referred to as “Company Shares”), free and clear of all Encumbrances, except as set forth in Schedule 2.1(a)(i) of the Major Shareholders Agreement between Parent, the Company and the Major Shareholders of the Company listed thereunder (the “Major Shareholders Agreement”) and, except for this Agreement or as set forth or disclosed in the Merger Agreement (including, without limitations, the Company Disclosure Schedule) or in Schedule 2.1(a)(i) of the Major Shareholders Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any kind or nature whatsoever to which the Shareholder is a party relating to the pledge, disposition or Voting (as defined below) of any Company Shares and there are no Voting trusts or Voting agreements with respect to such shares.
     1.2 The Shareholder does not beneficially own any Company Shares other than as set forth in Exhibit A hereto and does not have any options, warrants or other rights to acquire any additional shares of Share Capital of the Company or any security exercisable for or convertible into shares of Share Capital of the Company (other than upon conversion of such Company Shares).
     1.3 Except as set forth on Schedule 1.3, the Shareholder does not beneficially own any shares of Capital Stock of Parent.
     1.4 The Shareholder has full power and authority and has taken all actions necessary to enter into, execute and deliver this Agreement and to perform fully the Shareholder’s obligations hereunder.
     1.5 This Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in proceeding in equity or at Law).
     1.6 Except as may be required pursuant to applicable securities Laws, no notices, reports or other filings are required to be made by the Shareholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Shareholder from, any Governmental Authority, in connection with the execution, delivery and performance of this Agreement by the Shareholder.
     1.7 Except as set forth in Schedule 2.1(a)(i) of the Major Shareholders Agreement, the execution, delivery and performance of this Agreement by the Shareholder does not, and the consummation by the Shareholder of the transactions contemplated hereby will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation, modification or acceleration (with or without due notice or lapse of time or both) under any contract, agreement, arrangement or commitment, including, with out limitations, its Memorandum of Association, Articles of Association, certificate of incorporation, bylaws or equivalent organizational documents, to which the Shareholder is a party or which is binding on it, or its assets and will not result in the creation of any Encumbrances on any of the assets or properties of the Shareholder.
2. Agreement to Vote; Proxy. The Shareholder hereby agrees to Vote the Shareholder’s Company Shares as follows at every meeting and/or class meeting of the shareholders of the Company and at every adjournment or postponement thereof or at any written action of the shareholders, or otherwise:
     (a) in favor of adoption and approval of the Merger Agreement and the Merger and the other Transactions contemplated thereby;
     (b) against any action or agreement that would compete with, or impede, or interfere with or that would reasonably be expected to discourage the Merger and the other Transactions or inhibit the timely consummation of the Merger and the other Transactions;

     (c) except for the Merger, against any Acquisition Proposal, or merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its Subsidiaries;
     (d) in favor of the amendment to the articles of association of the Company in the form attached as Exhibit B hereto (the “Amended Articles”); and
     (e) against any action or agreement that would compete with, or impede, or interfere with or that would reasonably be expected to discourage the transactions contemplated by the Pre-Closing Shareholders Agreement or inhibit the timely filing of the Amended Articles or consummation of the transactions contemplated by the Pre-Closing Shareholders Agreement.
     The Shareholder hereby delivers to Michael Rodriguez and Clint Davis an irrevocable proxy (the “Company Proxy”), in the form attached hereto as Exhibit C, to Vote the Shareholder’s Company Shares. The Company Proxy delivered by the Shareholder pursuant to this Section 2 shall be irrevocable, to the fullest extent permissible by applicable Law, during the term of this Agreement. The proxy granted in this Section 2 shall automatically expire upon the termination of this Agreement.
     For purposes of this Agreement, “Vote” or “Voting” includes voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action or taking any other action in favor of or against any action, at every meeting and/or class meeting of the shareholders of the Company and at every adjournment or postponement thereof or at any written action of the shareholders, or otherwise.
3. Board Composition. At any meeting of the stockholders of Parent to be held following the Effective Time (as defined in the Merger Agreement) and before the first anniversary of the first annual meeting of the stockholders of Parent following the Effective Time, (the “Anniversary Date”) or June 30, 2010, if earlier, the Shareholder hereby agrees to Vote (or cause to be Voted) such Shareholder’s shares of Parent common stock for the election of each person on the director slate approved by the Nominating and Corporate Governance Committee of Parent, for terms not to exceed the Anniversary Date and consistent with the provisions of Section 5.16 of the Merger Agreement.
4. No Voting Trusts. The Shareholder agrees that the Shareholder will not, nor will the Shareholder permit any Person under the Shareholder’s control to, deposit any of its Company Shares in a Voting trust or subject any of the Shareholder’s Company Shares to any arrangement with respect to the Voting of such Company Shares in a manner inconsistent with this Agreement.
5. No Proxy Solicitations; Additional Covenants. The Shareholder agrees that the Shareholder will not, nor will the Shareholder permit any Person under the Shareholder’s control, to:
5.1	solicit, initiate, encourage, or take any other action or facilitate any action designed to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including without limitation (A) approving any transaction under Section 203 of the Delaware General Corporation

Law (“DGCL”) or any similar Israeli Laws, (B) approving any Person becoming an “interested stockholder” under Section 203 of the DGCL or any similar Israeli Laws, or (C) amending or granting any waiver or release under any standstill or similar agreement with respect to any of Company’s Share Capital; or
     5.2 enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal; or
     5.3 solicit, initiate, encourage, or take any other action or facilitate any action in opposition to or competition with the consummation of the Merger and the other Transactions, or otherwise encourage or assist any Person in taking or planning any action which would compete with, or impede, or interfere with or that would reasonably be expected to discourage the Merger or any other Transaction, or inhibit the timely consummation of the Merger and the other Transactions in accordance with the terms of the Merger Agreement; or
     5.4 directly or indirectly encourage, initiate or cooperate in a shareholders’ Vote or action by consent of the Company’s Shareholders in opposition to or in competition with the consummation of the Merger and the other Transactions.
6. Undertaking Not to Transfer Company Shares. On or after the date hereof and during the term of this Agreement, except as contemplated by this Agreement and the Merger Agreement, and except as set forth in Schedule 2(a)(i) of the Major Shareholders Agreement, the Shareholder agrees not to (a) transfer, sell, offer, exchange, pledge (other than floating charges) or otherwise dispose of or encumber (each, a “Transfer”) any of the Shareholder’s Company Shares, except pursuant to the Merger Agreement, or (b) enter into any contract, option or other agreement or understanding with respect to any Transfer of any or all of the Shareholder’s Company Shares or any interest therein; provided, however, that the Shareholder may Transfer any of its Company Shares or any interest contained therein to any Affiliate of the Shareholder, provided that such assignee enters into a Voting Agreement, in substantially the same form as this Agreement, with respect to such Company Shares.
7. Additional Purchases. The Shareholder agrees that the Shareholder will not purchase or otherwise acquire beneficial ownership of, or voluntarily acquire the right to Vote or share in the Voting of, any Company Shares after the execution of this Agreement (“Additional Shares”), unless the Shareholder delivers to Parent and Merger Sub immediately after such purchase or acquisition an irrevocable Company Proxy with respect to such Additional Shares. Without limiting the foregoing, the Shareholder agrees that any Additional Shares acquired or purchased by it shall be subject to the terms of this Agreement.
8. Specific Performance. The parties acknowledge that there may be no adequate remedy at Law for a breach of this Agreement and that money damages may not be an appropriate remedy for breach of this Agreement. Therefore, the parties agree that each party has the right to injunctive relief and specific performance of this Agreement in the event of any breach hereof. The remedies set forth in this Section 8 and any applicable Law are cumulative and shall in no way limit any other remedy any party hereto has at Law, in equity or pursuant hereto.

9. Entire Agreement; Amendment; Waiver. This Agreement (including the exhibits hereto) and the Company Proxy contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters and all contemporaneous oral agreements and understandings. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent, Merger Sub and the Shareholder, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) if delivered personally, or if sent by facsimile or email, on the date of such delivery or sending (provided such delivery or sending is during regular business hours, and if not, then on the next Business Day), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
if to Parent or Merger Sub, to:
Endocare, Inc.
201 Technology Drive
Irvine, CA 92618
Attention: Clint B. Davis
Facsimile: (949) 450-5310
Email: cdavis@endocare.com
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
3161 Michelson Drive, Suite 1200
Irvine, CA 92612
Attention: Michelle A. Hodges
Facsimile: (949) 475-4703
Email: mhodges@gibsondunn.com
if to the Shareholder, to the address set forth on Exhibit A.

with a copy (which shall not constitute notice) to:
Arnold & Porter LLP
399 Park Avenue
New York, NY 10022
Attention: Steven Tepper
Facsimile: (212) 715-1399
Email: Steven.Tepper@aporter.com
11. Survival. The representations and warranties of the parties contained in this Agreement shall terminate upon termination of this Agreement.
12. Miscellaneous.
     11.1 Governing Law And Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Israel, without regard to conflict of laws principles thereof. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties exclusively in the District Court of Tel Aviv, and each of the parties consents to the exclusive jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein.
     11.2 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted herefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     11.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of Parent (in the case of an assignment by the Shareholder) or the Shareholder (in the case of an assignment by Parent or Merger Sub), and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.
     11.5 Termination. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time; and (ii) the termination of the Merger Agreement in accordance with its terms; provided that, in the event of termination of this Agreement under clause (i), Section 3 shall survive until the Anniversary Date.
     11.6 Further Assurances. Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or desirable to effectuate, carry out and comply with all of the terms of this Agreement.
     11.7 Headings. The heading references herein are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof or their interpretation.
     11.8 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including employees of the Company, other than the parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

ENDOCARE, INC.
By:
	Name:	Michael R. Rodriguez
	Title:	Senior Vice President, Finance and Chief Financial Officer

ORANGE ACQUISITIONS LTD.
By:
	Name:	Michael R. Rodriguez
	Title:	Treasurer

[SHAREHOLDER SIGNATURE PAGE FOLLOWS]

FORM OF COMPANY PROXY
     I,                      (I.D. Number/Company Number                     ) of                                          , in my capacity as shareholder of Galil Medical Ltd., an Israeli corporation (the “Company”), hereby appoint each of                      and                     , or their designated representatives, to vote on my behalf and in my name with respect to all the Company Shares held by us/me, as follows:
     (a) FOR any resolution, proposal, or other action with respect to the approval and adoption of (i) the Agreement and Plan of Merger, dated as of November 10, 2008 (the “Merger Agreement”), by and among the Company, Endocare, Inc., a Delaware corporation (“Parent”) and Orange Acquisitions Ltd., an Israeli corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and (ii) any resolution, proposal, or other action with respect to the approval of the merger (the “Merger”) and any other transaction contemplated by the Merger Agreement or any other agreement ancillary thereto (collectively, the “Transactions”);
     (b) AGAINST any resolution, proposal, or other action with respect to any action or agreement that would compete with, or materially impede, or interfere with or that would reasonably be expected to discourage the Merger and the other Transactions or the or inhibit the timely consummation of the Merger and the other Transactions;
     (c) except for the Merger, AGAINST any Acquisition Proposal, or merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its Subsidiaries;
     (d) FOR the Amended Articles;
(e) against any action or agreement that would compete with, or impede, or interfere with or that would reasonably be expected to discourage the transactions contemplated by the Pre-Closing Shareholders Agreement or inhibit the timely filing of the Amended Articles or consummation of the transactions contemplated by the Pre-Closing Shareholders Agreement; and
(f) to the extent required, FOR the approval of any other resolution approved by the Board of Directors of the Company, in its meeting dated November 9, 2008, the minutes of which are attached as Annex I hereto.
     “Vote” means voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action or taking other action in favor of or against any action. This Proxy applies to any Vote at any meeting of the shareholders of the Company and any class meeting, and any adjournment or postponement thereof, at which the matters described above are considered or at any written action of the shareholders, or otherwise.
     This Proxy is coupled with an interest, revokes all prior proxies granted by the undersigned with respect to the subject matter hereof and excluding the proxy granted by the undersigned pursuant to the Pre-Closing Shareholders Agreement, and is irrevocable until such time as the Voting Agreement (the “Voting Agreement”), dated as of November 10, 2008, among Parent, Merger Sub and certain shareholders of the Company, including the undersigned, terminates in accordance with its terms, at which time this Proxy shall expire.
     Except as otherwise provided herein, capitalized terms that are used but not otherwise defined herein shall have the meaning assigned to such terms pursuant to the Voting Agreement.

Dated: November____, 2008

By:

Name:

Title: